AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2008

Registration No. 333-144386

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM SB-2/A
ON FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW GENERATION BIOFUELS HOLDINGS, INC.
( Exact name of registrant as specified in its charter)

Florida	26-0067474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11111 Katy Freeway, Suite 910, Houston, Texas 77079
(713) 973-5720
(Address, including zip code , and telephone number, including area code, of registrant’s principal executive offices)

Cary Claiborne
Chief Financial Officer
New Generation Biofuels Holdings, Inc.
11111 Katy Freeway, Suite 910
Houston, Texas 77079
(Name, address including zip code , and telephone number, including area code , of agent for service)

Copy to:
Steven M. Kaufman, Esq.
Hogan & Hartson LLP
555 Thirteenth Street N.W.
Washington, DC  20004
Tel: (202) 637-5600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 13b-2 of the Exchange Act. (Check One)

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Explanatory Note

As a result of its recent listing on AMEX the registrant has become eligible for Form S-3. This Post-Effective Amendment No. 1 to Form SB-2/A on Form S-3 amends the prospectus to one meeting the requirements of Form S-3 including incorporation by reference. In addition, effective March 28, 2008 we changed our corporate name to New Generation Biofuels Holdings, Inc.

The information in this prospectus is not complete and may be changed.  Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 17, 2008

NEW GENERATION BIOFUELS, INC.

9,349,150 Shares

Common Stock

This prospectus relates to the sale of up to 9,349,150 shares of our common stock, par value $0.001 per share, by the selling stockholders listed in this prospectus.  The shares offered by this prospectus include:

•7,867,400 presently outstanding shares of common stock held by non-affiliate selling stockholders; and

•1,481,750 shares of common stock issuable upon exercise of warrants to purchase common stock.

These shares may be sold by the selling stockholders from time to time on the American Stock Exchange or on any national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants.  We will bear all expenses of registration incurred in connection with this offering, but the selling stockholders will bear all selling and other expenses incurred by them.

On April 15, 2008, there were 18,335,964 shares of our common stock outstanding. Our common stock became listed on the American Stock Exchange on April 15, 2008 and is traded under the symbol “GNB”. On April 15, 2008 the closing price of our common stock on the American Stock Exchange was $6.75 per share. In addition, effective March 28, 2008, we changed our corporate name to New Generation Biofuels Holdings, Inc.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

An investment in these securities involves a high degree of risk.
Please carefully review the section titled “Risk Factors” beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April ___, 2008.

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful.  The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
On-line information, free of charge	SEC’s Internet website at
www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.newgenerationbiofuels.com, under “Recent Company Filings.” You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

New Generation Biofuels Holdings, Inc.
Attn: Cary J. Claiborne
11111 Katy Freeway, Suite 910
Houston, TX 77079
(443) 535-8660
Internet Website: www.newgenerationbiofuels.com

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2008, February 25, 2008, March 27, 2008, and March 31, 2008;

•	a description of our common stock contained in our Registration Statement on Form SB-2, filed with the SEC on October 11, 2007; and

•	our Registration Statement on Form 8-A, filed with the SEC on April 14, 2008.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve numerous assumptions, risks and uncertainties, many of which are beyond our control. Our actual results could differ materially from anticipated results. Important factors that may cause actual results to differ from projections include without limitation:

•	our lack of operating history;

•	our dependence on additional financing;

•	our inability to generate revenues from sales of our biofuel and to establish production facilities;

•
our inability to enter into acceptable sublicensing agreements with respect to our technology or the inability of any sublicensee to successfully manufacture, market or sell biofuel utilizing our licensed technology;

•	our inability to compete effectively in the renewable fuels market;

•
governmental regulation and oversight, including whether or not we are able to obtain the governmental approvals necessary to allow our biofuel to be marketed as “bio-diesel,” or as a new class of biofuel;

•	market acceptance of our biofuel;

•	unexpected costs and operating deficits;

•	adverse results of any material legal proceedings; and

•	other specific risks set forth or incorporated by reference under the heading “Risk Factors” beginning on page 6 of this report.

All statements, that are not clearly historical in nature regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects, plans and management objectives are forward-looking statements. When used in this report, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions generally are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements are based on information available at the time the statement was made. We undertake no obligation to update any forward-looking statements or other information contained in this report as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, these plans, intentions or expectations may not be achieved.

References in this prospectus to “New Generation Biofuels Holdings, Inc.,” “we,” “us” and “our” are to New Generation Biofuels Holdings, Inc.

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering.

Our Business

We are a development stage renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we intend to market as a new class of biofuel for power generation, heavy equipment use, marine use and as a heating fuel. We believe our proprietary biofuel can provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels.

In March 2006, we acquired the rights to our proprietary technology through an exclusive license agreement with the inventor of the technology, Ferdinando Petrucci.  Under the license agreement, we are required to pay $6.85 million over the next six years.  Compared to current methods used in the production of bio-diesel fuel, we believe that this proprietary technology is a substantially less complex and therefore less expensive process.

Our near-term business strategy involves developing a revenue stream from direct sales of our biofuel produced at manufacturing plants that we may purchase or build, either directly or through joint ventures. To execute this strategy, we are pursuing an active test burn program with a number of energy producers to validate our biofuel.

In 2007, we conducted three successful test burns of our biofuel for power generation applications at an Oakland, California combustion turbine facility operated by Dynegy, a wholesale power generation provider. Results indicated that there were no shortfalls in engine output and nitrogen oxide emissions were significantly lower with our biofuel than when firing distillate fuel oil. In September 2007, we completed our first test burn by initially firing the turbines using distillate fuel oil, then switching to our biofuel. In November 2007, we completed the second test burn that focused on the capabilities of our hybrid formulation, which is designed for customer applications where a higher flash point product is required. In December 2007, we completed the third test burn, where we used a formulation made from recycled vegetable oil. As a result of these successful tests, both parties have agreed to negotiate in good faith toward a mutually agreeable purchase agreement for our biofuel although the agreement does not specify timing or quantity.

In December 2007, we entered into a test burn agreement with Mirant Energy Trading to evaluate our proprietary biofuel in power generation applications. The test burn agreement requires us to supply our biofuel for a test program that will be performed by Mirant. The test program will include the evaluation of both technical and environmental performance characteristics of our biofuel. The test burn agreement also requires us to pay 50% of all costs of environmental emissions testing conducted in connection with the test program, up to a maximum of $150,000. In February 2008, we conducted our first of three test burns at one of Mirant’s power generation facilities in Maryland. If the testing is successful, both parties intend to negotiate a mutually agreeable purchase agreement for our biofuel.

In November 2007, we entered into a vehicle test program with the City of Orlando, Florida to demonstrate the capabilities of our proprietary biofuel in fleet vehicle applications. The test program to be carried out over several months, will be conducted using a vehicle in the City’s truck fleet and will include a comprehensive series of performance and tailpipe emissions tests.

In March 2008, we entered into a test burn agreement with FirstEnergy Corporation to evaluate our proprietary biofuel technology in power generation applications. Under the agreement, we and FirstEnergy contemplate conducting three full and partial load test burns that may consume approximately 30,000 gallons of our biofuel at FirstEnergy’s combustion turbine power plant in Lorain, Ohio. The tests will evaluate both the technical and environmental performance characteristics of the our biofuel. We will supply and deliver the biofuel to the testing site and are obligated to pay 50% of all costs of environmental emissions testing conducted in connection with the test program, up to a maximum of $15,000. FirstEnergy is entitled to all revenue arising from sales of electricity generated during the testing. If the testing is successful, both parties intend to negotiate a mutually agreeable purchase agreement for our biofuel.

In August 2007, we placed into service our first biofuel production plant, a 3 million gallon per year pilot facility, jointly developed with Twin Rivers Technologies and co-located at Twin Rivers’ facility in Cincinnati, Ohio. We are leasing the equipment used at the plant but own all rights to the fuel produced at the facility. The facility will be used initially to manufacture fuel for our application testing program and then later for early commercial sales until a full-scale production plant is completed. In March 2007, we entered into a letter of intent with Twin Rivers Technologies to potentially develop a production plant at Twin Rivers’ facility located in Quincy, Massachusetts. The letter of intent contemplates a period during which we will negotiate with Twin Rivers regarding definitive agreements covering the siting, construction, operation and management of our proposed initial 25 million gallon per year production facility and covering the supply of vegetable oils and other commodity feedstocks and the off take of finished biofuel by Twin Rivers from the facility. We began discussions with Twin Rivers in the second half of 2007.

We also have commenced the process of procuring raw materials for production of our biofuel but have not made any significant commitments or procurements at this point. As a second potential revenue stream, our business plan contemplates collecting royalties through sublicensing our proprietary technology where it is more efficient for manufacturers to produce our biofuel at their own plants rather than requiring production at our propose facilities. We also are actively pursuing our eligibility and qualification for tax credits and other government incentives to strengthen the competitive position of our biofuel.

The operation and development of our business will require substantial additional capital during 2008 to fund, among other things, our operations, payments due under our exclusive license, the acquisition or development of manufacturing plants, research and development and the financing of future acquisitions and investments.

As a development stage company, our business also involves a high degree of risk, as described in more detail in “Risk Factors” beginning on page 6, including:

• our early stage and lack of revenues,
• our need for significant additional capital to fund our operations, and
• the lack of current market acceptance of our proprietary technology and product.

About this Offering

This prospectus relates to the offering of up to 9,349,150 shares of our common stock by the non-affiliate selling stockholders listed in this prospectus.  The shares offered by this prospectus include:

• 7,867,400 presently outstanding shares of common stock held by non-affiliate selling stockholders; and

• 1,481,750 shares of common stock issuable upon the exercise of warrants to purchase common stock.

We issued these shares and warrants in connection with the reverse merger and a private placement completed by H2Diesel shortly before the closing of the reverse merger.  The number of shares being offered by this prospectus, including shares issuable upon the exercise of warrants, represents approximately 51% of our total outstanding common stock, as of April 15, 2008.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following material risks and those incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Common Stock

Our common stock may continue to be subject to price fluctuations and illiquidity because our shares may continue to trade in small volumes.

Although a trading market for our common stock exists, the trading volume has historically been light, and an active trading market for our common stock may never develop. There currently is no significant analyst coverage of our business. As a result of the limited trading market for our common stock and the lack of analyst coverage, the market price for our shares may continue to fluctuate significantly and will likely fluctuate more than the stock market as a whole. Without an active public trading market or broader public ownership, shares of our common stock are likely to be less liquid than the stock of most public companies, and any of our shareholders who attempt to sell their shares in any significant volumes may not be able to do so at all, or without depressing the publicly quoted bid prices for their shares.

The market price of our common stock is likely to be volatile based upon developments in our business or the industry.

The market price of our common stock is likely to be volatile as a result of many factors including, but not limited to:

•
our announcement of developments, whether positive or negative, with respect to our business, including the viability of our biofuel, new or changes in strategic relationships, and our ability or failure to meet business milestones;

•	developments concerning intellectual property rights and regulatory approvals;
•	the announcement of new products or product enhancements by our competitors;
•	changes in the market for alternative fuels and in commodities used to produce them;
•	fluctuations in the availability of capital to companies in the early stages;
•	changes in the social, political and economic climate in the regions in which we operate; and
•	the impact of sales and trading activity with respect to our common stock in the market.

These and other factors are largely beyond our control, and the impact of these risks, individually or in the aggregate, may result in material changes to the market price of our common stock.

We may not be able to attract the attention of brokerage firms for research and support.

Additional risks may exist because we became public without an underwritten offering. Securities analysts of brokerage firms may not provide us with coverage because there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

A significant number of our shares are eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock.   In 2007, we registered a total of 11,273,050 shares of our common stock held by non-affiliate selling shareholders, including shares issuable upon conversion or exercise of rights to purchase that are not currently outstanding, which shares are now eligible for trading in the public market. In addition, we may be obligated to register shares held by Xethanol as early as April 2008 to facilitate the spinoff to Xethanol’s stockholders of the shares of our common stock issued to Xethanol in the reverse merger. Such registration would make 5,670,000 additional shares of our common stock eligible for trading in the public market. Some or all of these shares of common stock may be offered from time to time in the open market pursuant to a registration statement or Rule 144, and these sales may depress the market for the shares of our common stock. In general, a person who has held restricted shares for the requisite holding period, upon compliance with Rule 144 procedures, may sell shares into the market.

Our common stock may be considered “a penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. To the extent the market price of our publicly traded common stock is less than $5.00 per share, it may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Reverse mergers may be disfavored by the SEC, and we may encounter difficulties or delays in registering certain securities in the future or achieving a listing on a national securities market.

Historically, the SEC and stock exchanges have not generally favored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and the SEC has adopted and may continue to adopt rules dealing with securities issued on a private basis by a “shell” or inactive public company prior to the reverse merger. Also, NASDAQ and other national securities markets may scrutinize carefully the shares issued by the shell public company or facets of the reverse merger transaction in connection with any application we may make to list our shares in the future, which could result in difficulties or delays in achieving listing on any national securities market.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering except upon the exercise of outstanding warrants. We could receive up to $3,129,500 from the cash exercise price upon exercise of warrants held by selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but the selling stockholders will bear all commissions, selling and other expenses to underwriters, agents, brokers and dealers. We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $38,400.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of our common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the bid price for our common stock, as quoted on the American Stock Exchange on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS

Selling Stockholder Table

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of April 15, 2008,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Beneficial ownership is determined under the rules of the SEC.  The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after April 15, 2008. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

Name of Selling Security Holder	Shares Beneficially Owned Represented by Common Stock and Warrants Before the Offering (1)	Shares Offered Hereby	Shares Beneficially Owned After the Offering	Percentage of Outstanding Shares Beneficially Owned After the Offering
Pacific Trust	280,750	280,750	0	**
The River Trust	990,000	990,000	0	**
The Aspen Trust	300,000	300,000	0	**
Mallis Family Limited Partnership	1,285,335	1,285,335	0	**
David Price	350,000	350,000	0	**
John Roth	350,000	350,000	0	**
Dr. Harold Rosen	75,000	75,000	0	*
Martin Rosen	75,000	75,000	0	*
Stanford Miller	156,000	156,000	0	**
David Remland	126,000	69,500	0	**
Elliot J. Brody Revocable Trust	17,500	17,500	0	*
Gary Kerner	17,500	17,500	0	*
Howard Cohen	15,000	15,000	0	*
David Leven	15,000	15,000	0	*
Michael Klebanoff	10,000	10,000	0	*
Glenn Kupferman	10,000	10,000	0	*
Dr. Steven Glickman	63,000	63,000	0	*
Dr. Ira Wendroff	10,000	10,000	0	*
Jerome Levitt	5,000	5,000	0	*
Craig Faux Sr.	5,000	5,000	0	*
Elliot Sklar	5,000	5,000	0	*
Lelend Morris	2,500	2,500	0	*
Aaron Rappaport	2,500	2,500	0	*
Joseph Fasciglione	10,000	10,000	0	*
Michael McKee	5,000	5,000	0	*
Marianne Gardner	5,000	5,000	0	*
David and Debra Kinser	10,000	2,000	0	*
John Schwartz	10,000	10,000	0	*
Steven Sciaretta	10,000	10,000	0	*
Andrew Friis	20,000	20,000	0	*
Giancarlo LoFiego	357,500	357,500	0	**
Grandview Consultants	415,000	415,000	0	**
Ferdinand Petrucci	893,750	893,750	0	**
Retina Vitreous Consultants of West Florida-PL 401K Profit Sharing Plan	281,065	281,065	0	**
Clifford W. Henry Rollover IRA	6,000	6,000	0	*
Cranshire Capital, L.P.	265,000	75,000	0	**
Cliff Henry	100,000	100,000	0	**
Donald G. Drapkin	265,000	165,000	0	**
Ira Wendroff IRA	53,000	53,000	0	*
Iroquis Master Fund Ltd.	106,000	30,000	0	**
Rockmore Investment Master Fund Ltd	265,000	73,313	0	**
Dan Moogan	10,000	10,000	0	*
Worthington Growth L.P.	212,000	212,000	0	**
Gimmel Partners LP	100,000	100,000	0	**
James Lewis Money Purchase Pension Plan	79,500	79,500	0	*
Lisa Clyde Nielsen and Ian Nielsen	26,500	26,500	0	*
Selma Rosen	106,000	106,000	0	**
Michael R. Jacks	107,240	107,240	0	**
William Corbett	107,240	107,240	0	**
Empire Financial Group	91,920	41,920	0	*
Warrant Strategies Fund LLC	100,000	100,000	0	**
JMB LLC	50,000	50,000	0	*
Bruce Horowitz	100,000	100,000	0	**
Lee Osman	25,100	25,100	0	*
Virchaux & Partners	110,250	110,250	0	**
Wolf Axelrod Weinberger	200,000	200,000	0	**
Crestview Capital	100,000	100,000	0	**
TOTAL	9,349,150	9,349,150

* Less than 1 percent.
** Less than 5 percent

(1)	This prospectus covers 7,867,400 shares of common stock and 1,481,750 shares of common stock underlying stock purchase warrants.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

This prospectus relates to shares of our common stock held by the selling stockholders. Each selling stockholder, the “selling stockholders,” of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the American Stock Exchange, any market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because selling stockholders may be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until 13 months after the date of closing of the May 2007 Private Placement, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without regard to volume limitations, provided we comply with our reporting obligations.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may offer all of the shares of common stock for sale.  Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may have a depressive effect on the market price of our common stock.  We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

LEGAL MATTERS

The validity of the shares of common stock offered hereby have been passed upon by Hogan & Hartson LLP, Washington, District of Columbia.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 and for the period from February 28, 2006 (inception) to December 31, 2006 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and 2006 have been audited by Imowitz Koenig & Co., LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NEW GENERATION BIOFUELS HOLDINGS, INC.

Common Stock

Prospectus

April _____, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration Fees	$400
Transfer Agent Fees	1,000
Legal Fees and Expenses	20,000
Printing and Engraving Expenses	2,000
Accounting Fees and Expenses	10,000
Miscellaneous	5,000
Total	$38,400

Item 15.  Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The exhibits to this Registration Statement are listed in the Index to Exhibits included elsewhere in this Registration Statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statements is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on April 17, 2008.

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:	/s/ David A. Gillespie
David A. Gillespie
President and Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Gillespie	President, Chief Executive Officer and	April 17, 2008
David A. Gillespie	Director (principal executive officer)

/s/ Cary J. Claiborne	Chief Financial Officer (principal financial officer)	April 17, 2008
Cary J. Claiborne

/s/ Lee S. Rosen*	Chairman of the Board	April 17, 2008
Lee S. Rosen

/s/ Phillip E. Pearce*	Director	April 17, 2008
Phillip E. Pearce

/s/ John E. Mack*	Director	April 17, 2008
John E. Mack

/s/ James Robert Sheppard, Jr.*	Director	April 17, 2008
James Robert Sheppard, Jr.

/s/ Steven F. Gilliland*	Director	April 17, 2008
Steven F. Gilliland

* By:	/s/ David A. Gillespie
David A. Gillespie
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description
5.1†	Opinion of Hogan & Hartson LLP (filed as Exhibit 5.1 to Registration Statement on Form SB-2 filed with the SEC on October 11, 2007).
23.1*	Consent of Imowitz Koenig & Co., LLP.
23.2†	Consent of Hogan & Hartson (included in Exhibit 5.1 and filed with the Registration Statement on Form SB-2 filed with the SEC on October 11, 2007).
24.1†	Power of Attorney (included on the signature page of the Registration Statement on Form SB-2 filed with the SEC on October 11, 2007).

* Filed herewith.
† Previously filed.